EXHIBIT 99.1

JOINT FILING AGREEMENT

 In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 14, 2023 (including amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Daseke, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

/s/ Douglas Tabor
DOUGLAS TABOR

TEXAS TIME EXPRESS, INC.

By:	/s/ Douglas Tabor
Douglas Tabor, President